Exhibit 99.1

Five Point Holdings, LLC Announces Changes to its Board & Executive Positions

August 23, 2021

IRVINE, Calif.—(BUSINESS WIRE)— Five Point Holdings, LLC (“Five Point” or the “Company”) (NYSE:FPH), an owner and developer of large mixed-use planned communities in coastal California, announced today that its Founder, Emile Haddad, will step down and transition from his day to day roles as Chairman, Chief Executive Officer and President effective September 30, 2021. Mr. Haddad will remain as a member of the Board of Directors, and as the Company Founder, the Board elected him as Chairman Emeritus. Along with these changes, the Board of Directors named Stuart Miller as Executive Chairman and named Lynn Jochim as President of the Company in addition to retaining her position as Chief Operating Officer.

Given his value to the Company going forward, the Company has engaged Mr. Haddad as a senior advisor under an agreement with an initial term of three years. In his role as a senior advisor, Mr. Haddad will focus on enhancing our communities to stay true to the Company’s vision and will maintain critical relationships at the state and local level, as well as focusing on new ventures and initiatives the Company may consider pursuing in order to enhance shareholder value. Mr. Haddad will collaborate with Mr. Miller and build on the business relationship these two individuals have had for more than twenty-five years. He will also continue to work with Ms. Jochim and the rest of the executive team at Five Point, a team that has been working together in various capacities for more than twenty years.

Mr. Haddad said, “I simply could not be prouder to have led Five Point through its formative years, as it has become a true leader in community development and public-private partnerships. Five Point today has an extraordinary foundation for future success, with irreplaceable assets and a management team that is well positioned to take Five Point to the next level. I look forward to continuing to work with Stuart, Lynn and the rest of the management team to enhance the Five Point traditions of excellence, outreach and engagement as we shape the cities of the future.”

These announced changes recognize the significant contributions and effective leadership that each of these directors and executives have brought to Five Point and the continued guidance they will bring going forward. Today, Five Point is one of the largest developers of mixed use communities in coastal California, which are planned for approximately 40,000 homes and 23 million square feet of commercial space that will shape the future growth in Orange County, Los Angeles County and San Francisco.

Mr. Miller said, “Emile Haddad has been an innovator and leader in the national community development landscape. He founded and grew Five Point from its inception to its current maturity. He has developed an exceptional management team that is prepared to continue to develop the extraordinary Five Point communities as a true credit to their surroundings while driving shareholder value. I personally look forward to working with Lynn and the management team, along with Emile, to continue to build the Five Point franchise as a leader in community lifestyle development, environmental innovation, social equity and civic engagement.”

About Five Point

Five Point, headquartered in Irvine, California, designs and develops large mixed-use planned communities in Orange County, Los Angeles County, and San Francisco County that combine residential, commercial, retail, educational, and recreational elements with public amenities, including civic areas for parks and open space. Five Point’s communities include the Great Park Neighborhoods® in Irvine, Valencia® (formerly known as Newhall Ranch®) in Los Angeles County, and Candlestick® and The San Francisco Shipyard® in the City of San Francisco. These communities are designed to include approximately 40,000 residential homes and approximately 23 million square feet of commercial space.

Contact for Information:

Erik Higgins, 949-425-5212

Erik.Higgins@fivepoint.com